Exhibit 9

Opinion of and Consent of Counsel

December, 2007

C.M. Life Insurance Company

100 Bright Meadow Boulevard

Enfield, CT 06082

Re:  Post-Effective Amendment No. 8 to Registration Statement No. 333-95845 filed on Form N-4

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 8 to Registration Statement No. 333-95845 filed on Form N-4 under the Securities Act of 1933 for C.M. Life Insurance Company’s (“CM Life”) individual or group deferred variable annuity contracts with flexible purchase payments (the “Contract”). C.M. Multi-Account A issues the Contract.

As an attorney for CM Life, I provide legal advice to CM Life in connection with the operation of its variable products. In such role I am familiar with Post-Effective Amendment No. 8 to Registration Statement No. 333-95845 for the Contract. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1.  CM Life is a valid and subsisting corporation, organized and operated under the laws of the state of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

2.  C.M. Multi-Account A is a separate account validly established and maintained by CM Life in accordance with Connecticut law.

3. The Contract, when properly issued, is a legal and binding obligation of, CM Life enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to this Registration Statement.

Very truly yours,

/s/    JAMES M. RODOLAKIS

James M. Rodolakis

Second Vice President and Associate General Counsel for MassMutual